Exhibit 99.1

Dear (Name),

As we enter a new year for Arcimoto, I'd like to take a moment to reflect on the page we are turning as well as chart out a bit of the road ahead.

To put it mildly, this last year has been a tough one. So many families, including Arcimoto's, have lost loved ones to the global pandemic. We've borne sustained isolation and civic unrest triggered by deep-rooted injustice, inequity and political division, all the while witnessing the ever-escalating impacts of climate change, including devastating wildfires that have deeply impacted our own community.

Against this backdrop I am all the more proud of the accomplishments of the Arcimoto team:

●	In spite of multiple production shutdowns and supply chain interruptions due to COVID, the team delivered 97 Arcimotos to customers in 2020, an increase of 110% over the prior year. We also built 26 vehicles for marketing, testing and pilot fleet programs.
●	We expanded the Arcimoto platform family, adding the Deliverator, Rapid Responder, Cameo, and Roadster alongside our flagship Fun Utility Vehicle product line. High-visibility early pilots with HyreCar, Wahlburgers Key West and the City of Orlando have provided invaluable feedback as we look to scale production.

●	We outlined a path to achieve true mass production, partnered with Munro and Associates for volume production planning, and entered into a purchase agreement for a facility that will increase our manufacturing footprint more than fivefold.
●	We teamed up with global logistics giant DHL with the goal of providing a seamless common carrier shipping option for our customers, opened Florida, our first state outside the West Coast, for customer deliveries, and anticipate opening more states in the near future.
●	We rightsized our balance sheet by executing five capital raises totaling in excess of $56M, retired all of our senior secured and convertible debt, and finished the year in the strongest financial position the company has ever known.
●	And we are now making our first corporate acquisition, bolstering our technology portfolio in order to provide fundamentally new, extraordinarily efficient micro mobility solutions for the global marketplace.

Our path forward is clear. With the anticipated alleviation of early supply chain challenges in the early part of this year, we expect significant year-over-year growth in unit output for 2021 and beyond. We are putting in place the technology components and design patterns to drive down the cost of our vehicles for our customers as well as provide the foundation for vehicle sharing, ride sharing, and autonomy. Finally, we are continuing to build a world-class team capable of bringing the Arcimoto vision to fruition.

Although the collective challenges before our society are enormous, we do have reason to hope. Because of a substantial drop in daily travel, 2020 saw the largest yearly decline in CO2 emissions ever. The aggressive plans of the Biden Administration aim to support American EV makers and customers through new federal electric fleets, tax credits, and forward-thinking legislation, while at the same time helping to create thousands of new American jobs. Around the world, faced with overwhelming evidence, more and more of us are coming together, united by science, ready to confront our health and climate crises. And here at Arcimoto, we are moving forward full force to provide true, sustainable mobility solutions to the world.

On behalf of the whole team, I'd like to offer our sincere gratitude for your continued support of Arcimoto and our mission.

Mark Frohnmayer
Founder and CEO
Arcimoto